EXHIBIT 10.40
OEM and Distribution Agreement

Party A: Zhucheng Ziyang Ceramics Co., Ltd.
Party B: Laiyang Haina Ceramics Co., Ltd.

WHEREAS, Party B to take its own brand to Party A for the processing collaboration. Both Parties agree to enter the following agreement:

1.
Party B shall reach the monthly revenue minimum requirement of RMB 1 million (approximately $158,000) or above, if Party B fails to reach this requirement in two consecutive months, the OEM agreement shall be terminated.

2.	After both parties sign off the agreement, Party A shall prepare enough inventories for Party B.
3.	Party B shall provide the sample of the packaging box, the information about design and color, as well as shipping arrangements.
4.
Party B shall pay Party A RMB 0.1 million (approximately $15,800) as the deposit. Party B shall make full payment of the products before delivery, and the storehouse will be cleared at the end of each month.

5.
Party B shall provide the business registration, trademark registration, organization code, authorization letter and other related business certifications. If Party B is investigated by the related organization due to this issue, Party B shall solely take the full responsibility.

6.	Both Parties shall go through a consultation if there is any quality issue to the products.
7.	Once the business between both Parties is terminated, Party A shall refund the deposit to Party B

Party A: Zhucheng Ziyang Ceramics Co. Ltd.
Signed by: /s/ Sun, Haiming

Party B: Laiyang Haina Ceramics Co., Ltd.
Signed by: /s/ Liu, Xiaobi

Date: 04/01/2012